UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 26, 2013

Orchard Supply Hardware Stores Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11679	95-4214109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6450 Via Del Oro San Jose, CA		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 281-3500

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2013, in connection with that certain Waiver dated February 14, 2013, to the Amended and Restated Senior Secured Term Loan Agreement, dated as of December 22, 2011, by and among Orchard Supply Hardware LLC, Orchard Supply Hardware Stores Corporation, the other Guarantors party thereto, the Lenders party thereto from time to time, Gleacher Products Corp. as Term Administrative Agent, as Collateral Agent, and as Sole Bookrunning Manager and Sole Lead Arranger, the Company and the Lenders amended certain undertakings required of the Company in connection with the Waiver, including extending the May 1, 2013 requirement to achieve a mutually acceptable agreement with the Term Loan lenders such that an agreement with respect to a transaction to deleverage, or modify or otherwise address the Company’s capital structure is required to be agreed to by June 30, 2013.

While the Company anticipates continued compliance with the terms and conditions of the Waiver, including reaching a mutually acceptable agreement with the Term Loan lenders by June 30, 2013 with regard to a transaction to deleverage, or modify or otherwise address the Company’s capital structure, failure to comply with the terms and conditions of the Waiver could cause the effectiveness of the Waiver to terminate. Upon such a termination, there would be a default under the Term Loan and, as a result, the lenders under the Term Loan could declare the outstanding indebtedness to be due and payable, in acceleration of the current maturity dates of December 21, 2013 and December 21, 2015. As a result of the cross-default provisions in our debt agreements, a default under the Term Loan could result in a default under, and the acceleration of, payments in the Credit Agreement. There is no assurance that the Company will be able to comply with all of the terms and conditions of the Waiver, including reaching the above-referenced agreement with the Term Loan lenders, and any such agreement is likely to be significantly dilutive to the Company’s stockholders or even lead to a complete loss of their investment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2013	ORCHARD SUPPLY HARDWARE STORES CORPORATION

	By:	/s/ Michael W. Fox
Michael W. Fox Senior Vice President, General Counsel and Secretary